Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-167423 and No. 333-164027 on Form S-3/A, and No. 333-159591 and 333-236488 on Form S-8 of China XD Plastics Company Limited of our report dated November 15, 2021, with respect to the consolidated balance sheet of China XD Plastics Company Limited as of December 31, 2020, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2020.

/s/ B F Borgers CPA PC

Lakewood, Colorado

November 15, 2021